Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-172554 and 333-172554-01
The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED OCTOBER 13, 2011
PRICING SUPPLEMENT No. 2011—MTNDG0119 dated October , 2011 (To Prospectus Supplement dated May 12, 2011 and Prospectus dated May 12, 2011)
Citigroup Funding Inc. Medium-Term Notes, Series D Equity Linked Securities Upside Participation and Contingent Downside Protection
Growth Securities Securities Linked to the S&P 500® Index due November , 2014

■ Linked to the S&P 500® Index
■ 110% to 120% participation in any upside performance of the S&P 500® Index
■ Protection against a decline in the S&P 500® Index as long as the ending index value has not declined by more than 40% from the starting index value
■ Full downside exposure to decreases in the closing value of the S&P 500® Index if the ending index value has declined by more than 40% from the starting index value
■ Term of approximately 3 years
■ No periodic interest payments
■ May lose some, or all, of the stated principal amount

The securities are a series of unsecured senior debt securities issued by Citigroup Funding Inc. Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc. The securities will not be issued by or guaranteed by Wells Fargo Securities, LLC or any of its affiliates.  None of Wells Fargo Securities, LLC or any of its affiliates will have any liability to the purchasers of the securities in the event Citigroup Funding Inc. and/or Citigroup Inc. defaults on the securities.  The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Investing in the securities involves a number of risks. See “Risk Factors” on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the related prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Security	Total
Maximum Public Offering Price	$1,000.00	$
Maximum Underwriting Discount and Commission(1)	$22.50	$
Maximum Proceeds to Citigroup Funding Inc.	$977.50	$
(1)
Wells Fargo Securities, LLC will receive an underwriting discount and commission not to exceed 2.25% ($22.50) for each security sold in this offering. From this underwriting discount and commission, Wells Fargo Securities, LLC will pay selected dealers, which may include Wells Fargo Advisors, LLC and Wells Fargo Advisors Financial Network, LLC, a fixed selling commission not to exceed 2.25% ($22.50) for each security they sell.  In addition to the underwriting discount and commission, the public offering price specified above includes structuring and development costs received by Wells Fargo Securities, LLC.  If the securities were priced today, the underwriting discount and commission and structuring and development costs would total approximately $40.00 per $1,000 principal amount of securities. The actual underwriting discount and commission and the structuring and development costs will be set forth in the final pricing supplement when the final terms of the securities are determined. In no event will the underwriting discount and commission and structuring and development costs exceed $50.00 per $1,000 principal amount of securities. See “Terms of the Securities—Use of Proceeds and Hedging” and “Supplemental Plan of Distribution” on pages 4 and 16, respectively, of this pricing supplement for further information regarding how we may hedge our obligations under the securities.

Citigroup	Wells Fargo Securities

Growth Securities Securities Linked to the S&P 500® Index due November , 2014

Investment Description

The Securities Linked to the S&P 500® Index due November     , 2014 (the “securities”) are senior unsecured obligations of Citigroup Funding Inc. that provide (i) the possibility of a leveraged return if the closing value of the S&P 500® Index (the “underlying index”) increases from the starting index value to the ending index value, (ii) return of principal if, and only if, the ending index value does not decline by more than 40% from the starting index value and (iii) full exposure to decreases in the closing value of the underlying index from the starting index value if the ending index value declines by more than 40% from the starting index value, in each case subject to the credit risk of Citigroup Inc.  If the ending index value declines by more than 40% from the starting index value, you will lose some, and possibly all, of your investment in the securities.

The securities are senior unsecured debt securities issued as part of Citigroup Funding Inc.’s Series D Medium-Term Notes program. All payments on the securities are subject to the credit risk of Citigroup Inc., Citigroup Funding Inc.’s parent company and the guarantor of any payments due on the securities.

You should read the more detailed description of the securities contained in this pricing supplement under “Description of the Securities” together with the information in the related prospectus supplement and prospectus.

Investor Considerations

We have designed the securities for investors who:

¡
seek exposure to the upside performance of the underlying index and desire to enhance any increase in the closing value of the underlying index and to be protected against a decline of up to 40% in the closing value of the underlying index by:

☐	participating 110% to 120% in any increase in the ending index value over the starting index value; and

☐	being protected against any decline in the underlying index, as long as the ending index value has not declined by more than 40% from the starting index value

¡
understand that if the ending index value declines by more than 40% from the starting index value, they will be fully exposed to the decline from the starting index value and will lose some, and possibly all, of their investment in the securities;

¡	do not seek current income;

¡
understand that investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index and that they will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index, which, as of October 12, 2011, yield an average of 2.14% per year; and

¡	are willing to hold the securities until maturity.

The securities are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

¡	expect the closing value of the underlying index to decrease by more than 40% from the starting index value;

¡	seek full return of their investment in the securities at maturity;

¡	seek current income;

¡	are unwilling to accept the risk of exposure to the United States equity market;

¡	seek exposure to the underlying index but are unwilling to accept the risk/return trade-offs inherent in the payment at maturity for the securities;

¡	are unwilling to accept the credit risk of Citigroup Inc. to obtain exposure to the underlying index generally, or to the exposure to the underlying index that the securities provide specifically; and

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

Growth Securities Securities Linked to the S&P 500® Index due November , 2014

Terms of the Securities

Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company; however, because the securities are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of the securities and could be zero.

Underlying Index:	S&P 500® Index
Issue Price:	$1,000 per security
Aggregate Principal Amount:	$
Stated Principal Amount:	$1,000 per security
Pricing Date:	October , 2011 (expected to price on or about October 27, 2011)
Issue Date:	November , 2011 (three business days after the pricing date)
Valuation Date:	October , 2014 (expected to be October 27, 2014), subject to postponement for non-underlying Index business days and market disruption events.
Maturity Date:
November     , 2014 (expected to be November 3, 2014).  If any payment relating to the securities is required to be made on the maturity date and the maturity date is not a business day, then such payment may be made on the next succeeding business day, with the same force and effect as if it had been made on the maturity date. No interest will accrue as a result of delayed payment.

Coupon:	None
Payment at Maturity per Security:
If the ending index value is greater than the starting index value, the payment at maturity per security will equal:

$1,000 + ($1,000 × index percentage increase × upside participation rate)

If the ending index value is less than or equal to the starting index value and a knock-in event does not occur on the valuation date, the payment at maturity per security will equal the stated principal amount of $1,000.

If the ending index value is less than the starting index value and a knock-in event occurs on the valuation date, the payment at maturity per security will equal:

$1,000 × index downside ratio

Under this scenario, the payment at maturity will be less than the stated principal amount and could be zero.  There is no minimum payment at maturity on the securities.

Index Percentage Increase:	ending index value - starting index value starting index value
Index Downside Ratio:	ending index value starting index value
Starting Index Value:
     , the closing value of the underlying index on the pricing date.  The “closing value” means, on any day, the closing value of the underlying index as published by the underlying index publisher on that day, subject to the terms described under “Description of the Securities—Discontinuance of the Underlying Index” and “Description of the Securities—Alteration of Method of Calculation” and as more fully explained below

Growth Securities Securities Linked to the S&P 500® Index due November , 2014

Terms of the Securities (Continued)

under “Description of the Securities—Payment at Maturity.”
Ending Index Value:	The closing value of the underlying index on the valuation date.
Upside Participation Rate:	110% to 120% (to be determined on the pricing date)
Knock-in Event	A knock-in event will occur if the closing value of the underlying index on the valuation date (i.e., the ending index value) is less than the knock-in level.
Knock-in Level	, which is 60% of the starting index value.
Maximum Payment at Maturity per Security:	There is no maximum payment at maturity per security.
Minimum Payment at Maturity per Security:	There is no minimum payment at maturity per security.
No Listing:	The securities will not be listed on any securities exchange or automated quotation system.
Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation Agent:	Citigroup Global Markets Inc.
Denominations:	$1,000 and any integral multiple of $1,000
Clearing and Settlement:	DTC
Risk Factors:	Please see “Risk Factors” beginning on page 6.
CUSIP:	1730T0PL7
ISIN:	US1730T0PL79
Use of Proceeds and Hedging:
The net proceeds received from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our affiliates.

We may hedge our obligations under the securities through affiliated or unaffiliated counterparties, including affiliates of Wells Fargo Securities, LLC. Our cost of hedging will include the projected profit that such counterparties, which may include our affiliates and affiliates of Wells Fargo Securities, LLC, expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risks and may be influenced by market forces beyond the control of any counterparty, which may include our affiliates and affiliates of Wells Fargo Securities, LLC, such hedging may result in a profit that is more or less than expected, or could result in a loss. See “Risk Factors—The Inclusion of the Underwriting Discount and Commission and the Structuring and Development Costs in the Public Offering Price of the Securities and Certain Hedging Costs Are Likely to Adversely Affect the Price at Which You Can Sell Your Securities” in this pricing supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus related to this offering.

Growth Securities Securities Linked to the S&P 500® Index due November , 2014

Terms of the Securities (Continued)

Certain United Stated Federal Tax Considerations:	Please see the section entitled “Certain United States Federal Tax Considerations” in this pricing supplement.
ERISA and IRA Purchase Considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the securities as long as either (A) (1) no Citigroup Global Markets Inc. affiliate or employee or affiliate’s employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the securities or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the securities or (B) its acquisition and holding of the securities is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

Contact:	Clients may contact their local brokerage representative.

Growth Securities Securities Linked to the S&P 500® Index due November , 2014

Risk Factors

The securities offered by this pricing supplement are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the securities. Accordingly, investors should consult their own financial, legal and tax advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks you should read the sections entitled “Risk Factors” in the prospectus supplement related to this offering.

The Securities Do Not Pay Interest or Guarantee Return of Principal.

The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the return of any of the stated principal amount at maturity. If the ending index value has declined by more than 40% from the starting index value, your payment at maturity will be an amount in cash that is at least 40.01% less than the $1,000 stated principal amount of each security, and this decrease will be by an amount proportionate to the full amount of the decrease in the closing value of the underlying index from the pricing date to the valuation date. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

Historically, the Underlying Index Has Been Volatile.

Historically, the value of the underlying index has been volatile. From January 3, 2006 to October 12, 2011, the closing value of the underlying index has been as low as 676.53 and as high as 1,565.15. The volatility of the value of the underlying index may result in your receiving at maturity an amount less than the stated principal amount of the securities, and possibly zero.

The Yield on the Securities May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity.

The securities do not pay any periodic interest. As a result, if the ending index value does not increase sufficiently from the starting index value, the effective yield on the securities will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

The Securities Are Subject to the Credit Risk of Citigroup Inc., and Any Actual or Anticipated Changes to Its Credit Ratings or Credit Spreads May Adversely Affect the Market Value of the Securities.

You are subject to the credit risk of Citigroup Inc. The securities are not guaranteed by any entity other than Citigroup Inc. If Citigroup Inc. defaults on its guarantee obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market value of the securities.

The Price at Which You Will Be Able to Sell Your Securities Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than You Originally Invest.

Numerous factors will influence the value of the securities in the secondary market and the price at which Wells Fargo Securities, LLC or any other potential buyer may be willing to purchase or sell the securities in the secondary market, including:  the supply and demand for the securities, the value and volatility (frequency and magnitude of changes in value or price) of the underlying index and the stocks that constitute the underlying index, the dividend yield of the stocks that constitute the underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally and that may affect the closing value of the underlying index, interest rates in the market, the time remaining to maturity of the securities, hedging activities by our affiliates or affiliates of Wells Fargo Securities, LLC, fees and projected hedging fees, and any actual or anticipated changes in the credit ratings, financial condition and results of Citigroup Funding Inc. and Citigroup Inc. As a result, the market value of the securities will vary and may be less than the issue price at any time prior to maturity, and sale of the securities prior to maturity may result in a loss.

The Inclusion of the Underwriting Discount and Commission and the Structuring and Development Costs in the Public Offering Price of the Securities and Certain Hedging Costs Are Likely to Adversely Affect the Price at Which You Can Sell Your Securities.

Growth Securities Securities Linked to the S&P 500® Index due November , 2014

Risk Factors (Continued)

Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the securities will likely be lower than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution of the securities and structuring and development costs received by Wells Fargo Securities, LLC. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. We expect such costs will include the projected profit that our affiliates and affiliates of Wells Fargo Securities, LLC expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. The price at which Wells Fargo Securities, LLC or any other potential buyer may be willing to buy your securities will also be affected by the market and other conditions discussed in the preceding risk factor. In addition, any such prices may differ from values determined by pricing models used by Wells Fargo Securities, LLC, as a result of dealer discounts, mark-ups or other transaction costs.

Investing in the Securities Is Not Equivalent to Investing in the Underlying Index or the Stocks That Constitute the Underlying Index, and You Will Not Be Entitled to Receive Any Dividends Paid With Respect to the Stocks That Constitute the Underlying Index.

Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.  The stocks that constitute the underlying index as of October 12, 2011 average a dividend yield of 2.14% per year.  If this average dividend yield were to remain constant for the term of the securities, then, assuming no reinvestment of dividends, you would be foregoing an aggregate yield of 6.42% (calculated on a simple interest basis) by investing in the securities instead of investing directly in the stocks that constitute the underlying index or in another investment linked to the underlying index that provides for a pass-through of dividends.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

Adjustments to the Underlying Index Could Adversely Affect the Value of the Securities.

The publisher of the underlying index may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

You May Not Be Able to Sell Your Securities if an Active Trading Market for the Securities Does Not Develop.

The securities will not be listed on any exchange. There is currently no secondary market for the securities. Although Wells Fargo Securities, LLC may purchase the securities from you, it is not obligated to do so and is not required to and does not intend to make a market for the securities. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the securities. If the secondary market for the securities is limited, there may be few buyers should you choose to sell your securities prior to maturity, and this may reduce the price you receive. Because we do not expect that any market makers will participate significantly in the secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which Wells Fargo Securities, LLC is willing to buy your securities. If, at any time, Wells Fargo Securities, LLC were not to purchase the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold the securities to maturity.

The Historical Performance of the Underlying Index Is Not an Indication of Its Future Performance.

The historical performance of the underlying index should not be taken as an indication of the future performance of the underlying index during the term of the securities. Changes in the value of the underlying index will affect the trading price of the securities, but it is impossible to predict whether the value of the underlying index will rise or fall.

The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Securities.

Growth Securities Securities Linked to the S&P 500® Index due November , 2014

Risk Factors (Continued)

Citigroup Global Markets Inc., which is acting as the calculation agent for the securities, is an affiliate of ours. As calculation agent, Citigroup Global Markets Inc. will determine the starting index value, knock-in level, ending index value, index percentage increase or index downside ratio, as applicable, and whether a knock-in event occurs and will calculate the amount of cash you will receive at maturity, if any. Any of these determinations made by Citigroup Global Markets Inc. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the ending index value in the event of a market disruption event, or discontinuance of the underlying index, may affect the payout to you at maturity.

Citigroup Funding Inc.’s Hedging and Trading Activity Could Result in a Conflict of Interest.

We may hedge our obligations under the securities through affiliated or unaffiliated counterparties, including affiliates of Wells Fargo Securities, LLC. Our cost of hedging will include the projected profit that such counterparties, which may include our affiliates and affiliates of Wells Fargo Securities, LLC, expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. This hedging activity will likely involve trading in instruments, such as options, swaps or futures, based upon the underlying index and/or the stocks that constitute the underlying index.  This hedging activity may present a conflict between your interest in the securities and the interests affiliated or unaffiliated counterparties, including affiliates of Wells Fargo Securities, LLC, have in executing, maintaining and adjusting their hedge transactions because it could affect the price at which the hedging counterparty or its affiliates, including Wells Fargo Securities, LLC, may be willing  to purchase your securities in the secondary market.  Because hedging our obligations entails risks and may be influenced by market forces beyond the control of any counterparty, which may include our affiliates and affiliates of Wells Fargo Securities, LLC, such hedging may result in a profit that is more or less than expected, or could result in a loss.  Our affiliates and affiliates of Wells Fargo Securities, LLC also trade in the stocks that constitute the underlying index and other financial instruments related to the underlying index and the stocks that constitute the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  It is possible that our affiliates and affiliates of Wells Fargo Securities, LLC may profit from the hedging activity even if the market value of the securities declines.

You Will Have No Rights Against the Publisher of the Underlying Index.

You will have no rights against the publisher of the underlying index even though the payment, if any, you receive at maturity will depend upon the value of the underlying index. The publisher of the underlying index is not in any way involved in this offering and has no obligations relating to the securities or the holders of the securities.

The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  As described below under “Certain United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of this pricing supplement entitled “Certain United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

For further discussion of these and other risks you should read the section entitled “Risk Factors” in the related prospectus supplement. The issuer also urges you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

Growth Securities Securities Linked to the S&P 500® Index due November , 2014

Hypothetical Payout Profile

The payoff diagram below illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the closing value of the underlying index.

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.  As of October 12, 2011, the average dividend yield of those stocks was 2.14% per year, which, if the average dividend yield remained constant for the term of the securities, would be equivalent to 6.42% (calculated on a simple interest basis) over the approximately 3-year term of the securities.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.   You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.   The payment scenarios below do not show any effect of lost dividend yield over the term of the securities.

The following profile is based on a hypothetical upside participation rate of 115% (the midpoint of the specified range for the upside participation rate). This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending index value, the actual upside participation rate and the term of your investment.

Growth Securities: Knock-In Event Has Not Occurred
Growth Securities: Knock-In Event Has Occurred
Underlying Index
$1,800.00
$1,600.00
$1,400.00
$1,200.00
$1,000.00
$800.00
$600.00
$400.00
$200.00
$0.00
Growth Securities Payout at Maturity
Knock-In Event
40% contingent downside protection
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Index Return at Maturity

Growth Securities Securities Linked to the S&P 500® Index due November , 2014

Hypothetical Payments at Maturity

Set forth below are three examples of hypothetical payment at maturity calculations (rounded to two decimal places) reflecting a hypothetical participation rate of 115% (the midpoint of the specified range for the participation rate) and assuming the hypothetical starting index value, knock-in level and ending index values as indicated in the examples.  These examples are for illustrative purposes only.  The actual starting index value and knock-in level will be determined on the pricing date, and the actual ending index value will be determined on the valuation date.

Example 1	The payment at maturity is less than the stated principal amount of $1,000 per security.

The hypothetical ending index value is 50% of the hypothetical starting index value and, consequently, a knock-in event occurs on the valuation date:

Hypothetical starting index value:	1,207.25

Hypothetical ending index value:	603.62

Hypothetical knock-in level:	724.35, which is 60% of the hypothetical starting index value

Since the hypothetical ending index value has declined from the hypothetical starting index value by more than 40%, a knock-in event occurs, and the payment at maturity would equal:

$1,000 x	(603.62 1,207.25)	= $500.00

Since the closing value of the underlying index declined by 50% from the hypothetical starting index value to the hypothetical ending index value, your total cash payment at maturity would be $500 per security, representing a 50% loss of the principal amount of your securities.

Example 2	The payment at maturity is equal to the stated principal amount of $1,000 per security.

The hypothetical ending index value is 80% of the hypothetical starting index value and, consequently, a knock-in event does not occur on the valuation date:

Hypothetical starting index value:	1,207.25

Hypothetical ending index value:	965.80

Hypothetical knock-in level:	724.35, which is 60% of the hypothetical starting index value

Since the hypothetical ending index value has declined from the hypothetical starting index value but not by more than 40%, a knock-in event does not occur, and the payment at maturity would equal $1,000.

Example 3	The payment at maturity is greater than the stated principal amount of $1,000 per security.

The hypothetical ending index value is 120% of the hypothetical starting index value:

Hypothetical starting index value:	1,207.25

Hypothetical ending index value:	1,448.70

Since the hypothetical ending index value is greater than the hypothetical starting index value, the payment at maturity would equal:

$1,000 +	( $1,000	(1,448.70 – 1,207.25)	x 115%)	= $1,230.00
1,207.25

Since the hypothetical ending index value is greater than the hypothetical starting index value, you would receive the principal amount of $1,000 plus the amount of the index percentage increase times $1,000 times the hypothetical participation rate. Your total cash payment at maturity would be $1,230 per security, representing a 23% total return.

Growth Securities Securities Linked to the S&P 500® Index due November , 2014

Hypothetical Returns

		A knock-in event occurs on the valuation date		A knock-in event has not occurred
Hypothetical final Index level	Percentage change from the hypothetical initial index level to the hypothetical final index level	Hypothetical return on Growth Securities at maturity	Hypothetical payment on Growth Securities at maturity	Hypothetical return on Growth Securities at maturity	Hypothetical payment on Growth Securities at maturity(1)
301.81	-75.00%	-75.00%	$250.00	N/A	N/A
362.18	-70.00%	-70.00%	$300.00	N/A	N/A
422.54	-65.00%	-65.00%	$350.00	N/A	N/A
482.90	-60.00%	-60.00%	$400.00	N/A	N/A
543.26	-55.00%	-55.00%	$450.00	N/A	N/A
603.63	-50.00%	-50.00%	$500.00	N/A	N/A
663.99	-45.00%	-45.00%	$550.00	N/A	N/A
724.23	-40.01%	-40.01%	$599.90	N/A	N/A
724.35 (2)	-40.00%	N/A	N/A	0.00%	$1,000.00
784.71	-35.00%	N/A	N/A	0.00%	$1,000.00
845.08	-30.00%	N/A	N/A	0.00%	$1,000.00
905.44	-25.00%	N/A	N/A	0.00%	$1,000.00
965.80	-20.00%	N/A	N/A	0.00%	$1,000.00
1,026.16	-15.00%	N/A	N/A	0.00%	$1,000.00
1,086.53	-10.00%	N/A	N/A	0.00%	$1,000.00
1,146.89	-5.00%	N/A	N/A	0.00%	$1,000.00
1,207.25 (3)	0.00%	N/A	N/A	0.00%	$1,000.00
1,267.61	5.00%	N/A	N/A	5.75%	$1,057.50
1,327.98	10.00%	N/A	N/A	11.50%	$1,115.00
1,388.34	15.00%	N/A	N/A	17.25%	$1,172.50
1,448.70	20.00%	N/A	N/A	23.00%	$1,230.00
1,509.06	25.00%	N/A	N/A	28.75%	$1,287.50
1,569.43	30.00%	N/A	N/A	34.50%	$1,345.00
1,629.79	35.00%	N/A	N/A	40.25%	$1,402.50
1,690.15	40.00%	N/A	N/A	46.00%	$1,460.00
1,750.51	45.00%	N/A	N/A	51.75%	$1,517.50
1,810.88	50.00%	N/A	N/A	57.50%	$1,575.00
1,871.24	55.00%	N/A	N/A	55.00%	$1,550.00
1,931.60	60.00%	N/A	N/A	69.00%	$1,690.00
1,991.96	65.00%	N/A	N/A	74.75%	$1,747.50
2,052.33	70.00%	N/A	N/A	80.50%	$1,805.00
2,112.69	75.00%	N/A	N/A	86.25%	$1,862.50

(1)	Based on a hypothetical participation rate of 115% (the mid-point of the range of participation rates set forth in this pricing supplement).
(2)	This is the hypothetical knock-in level. A knock-in event occurs if the ending index value is less than the knock-in level.
(3)	This is the hypothetical initial index level.

Growth Securities Securities Linked to the S&P 500® Index due November , 2014

Description of the Securities

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus before making your decision to invest in the Securities.  The description in this pricing supplement of the particular terms of the Securities supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for May 12, 2011 on the SEC Web site):

Prospectus and Prospectus Supplement filed on May 12, 2011: http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

General

The Securities Linked to the S&P 500® Index due November     , 2014 (the “Securities”) are senior unsecured obligations of Citigroup Funding Inc. that provide (i) the possibility of a leveraged return if the Closing Value of the S&P 500® Index (the “Underlying Index”) increases from the Starting Index Value to the Ending Index Value, (ii) return of principal if, and only if, the Ending Index Value does not decline by more than 40% from the Starting Index Value and (iii) full exposure to decreases in the Closing Value of the Underlying Index from the Starting Index Value if the Ending Index Value declines by more than 40% from the Starting Index Value, in each case subject to the credit risk of Citigroup Inc.  The Securities do not pay any periodic interest, and investors in the Securities will not be entitled to receive any dividends paid with respect to the stocks that constitute the Underlying Index, which, as of October 12, 2011, yield an average of 2.14% per year.  If the Ending Index Value declines by more than 40% from the Starting Index Value, you will lose some, and possibly all, of your investment in the Securities.

At maturity you will receive for each Security you hold a maturity payment, which may be greater than, equal to, or less than the stated principal amount of the Securities, based on the Closing Value of the Underlying Index on the Valuation Date.  If the Ending Index Value is greater than the Starting Index Value, your Payment at Maturity will equal the $1,000 stated principal amount per Security plus the product of (i) $1,000, (ii) the Index Percentage Increase and (iii) the upside participation rate of 110% to 120% (to be determined on the Pricing Date) (the “Upside Participation Rate”).  We refer to any positive percentage change in the Closing Value of the Underlying Index from the Pricing Date to the Valuation Date as the “Index Percentage Increase.”   If the Ending Index Value is less than or equal to the Starting Index Value but greater than or equal to 60% of the Starting Index Value (the “Knock-in Level”), your Payment at Maturity will equal the $1,000 stated principal amount per Security.  If the Ending Index Value is less than the Knock-in Level (representing a decrease of more than 40% from the Starting Index Value), a Knock-in Event occurs and your Payment at Maturity will equal the product of (i) $1,000 stated principal amount per Security and (ii) the ratio of the Ending Index Value divided by the Starting Index Value, which we refer to as the “Index Downside Ratio.”  Thus, if the Ending Index Value is less than the Knock-in Level (regardless of the Closing Value of the Underlying Index at any other time during the term of the Securities), your Payment at Maturity will be at least 40.01% less than your initial investment in the Securities, and your investment in the Securities will result in a loss.

The Securities are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus supplement and prospectus, any payments on which are fully and unconditionally guaranteed by Citigroup Inc. The aggregate stated principal amount of Securities issued will be $         (               Securities).  The Securities will mature on November   , 2014 (expected to be November 3, 2014) (the “Maturity Date”).  The Securities will constitute part of the senior debt of Citigroup Funding Inc. and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding Inc.  The guarantee of payments due under the Securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.  All payments on the Securities are subject to the credit risk of Citigroup Inc.  The Securities will be issued only in fully registered form and in denominations of $1,000 per Security and integral multiples thereof.

Each Security represents a stated principal amount of $1,000.  You may transfer the Securities only in units of $1,000 and integral multiples of $1,000.  You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances.  Instead, we will issue the Securities in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee.  Direct and indirect participants in DTC will record beneficial ownership of the Securities by individual investors.  Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the Securities through the accounts those systems maintain with DTC.  You should refer to the section “Description of the Notes—Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Growth Securities Securities Linked to the S&P 500® Index due November , 2014

Description of the Securities (Continued)

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Securities and of the senior debt indenture under which the Securities will be issued.

Interest

We will not make any periodic payments of interest on the Securities.  Additionally, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks that constitute the Underlying Index.

Payment at Maturity

The Securities will mature on November     , 2014 (expected to be November 3, 2014).  If any payment relating to the Securities is required to be made on the Maturity Date and the Maturity Date is not a Business Day, then such payment may be made on the next succeeding Business Day, with the same force and effect as if it had been made on the Maturity Date. No interest will accrue as a result of delayed payment.

The amount you receive at maturity, if any, for each Security you own (the “Payment at Maturity”), will depend on the change in the Closing Value of the Underlying Index from the Pricing Date to the Valuation Date, determined based on the Ending Index Value relative to the Starting Index Value (calculated as described in this pricing supplement), and on whether a Knock-in Event occurs on the Valuation Date.

■	If the Ending Index Value is greater than the Starting Index Value, the Payment at Maturity per Security will equal:

$1,000 + ($1,000 × Index Percentage Increase × Upside Participation Rate)

The “Index Percentage Increase” will equal the following fraction:

Ending Index Value – Starting Index Value
Starting Index Value

The “Upside Participation Rate” equals 110% to 120% (to be determined on the Pricing Date).

■
If the Ending Index Value is less than or equal to the Starting Index Value and a Knock-in Event does not occur on the Valuation Date, the Payment at Maturity per Security will equal the stated principal amount of $1,000.

■	If the Ending Index Value is less than the Starting Index Value and a Knock-in Event occurs on the Valuation Date, the Payment at Maturity per Security will equal:
$1,000 × Index Downside Ratio

The “Index Downside Ratio” will equal the following fraction:

Ending Index Value
Starting Index Value

A “Knock-in Event” will occur if the Closing Value of the Underlying Index on the Valuation Date is less than the Knock-in Level.

The “Knock-in Level” equals           , which is 60% of the Starting Index Value.

Thus, if the Closing Value of the Underlying Index decreases by more than 40% from the Pricing Date to the Valuation Date, a Knock-in Event will occur and the amount you receive at maturity will be at least 40.01% less than $1,000 per Security and could be zero.

The “Starting Index Value” equals     , the Closing Value of the Underlying Index on the Pricing Date.

The “Ending Index Value” will equal the Closing Value of the Underlying Index on the Valuation Date.

A “Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

Growth Securities Securities Linked to the S&P 500® Index due November , 2014

Description of the Securities (Continued)

The “Closing Value” means, on any day, the closing value of the Underlying Index as published by the Underlying Index Publisher (as defined below) on that day, subject to the terms described under “—Discontinuance of the Underlying Index” and “—Alteration of Method of Calculation” below.  If the Closing Value of the Underlying Index is not available or a Market Disruption Event occurs on any day, the Closing Value of the Underlying Index for that day, unless postponed by the Calculation Agent as described below, will be the arithmetic mean, as determined by the Calculation Agent, of the value of the Underlying Index obtained from as many dealers in equity securities (which may include Citigroup Global Markets Inc. (“Citigroup Global Markets”) or any of our other affiliates), but not exceeding three such dealers, as will make such value available to the Calculation Agent.  If no values are provided from any such dealers, the Closing Value will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.  If the Closing Value of the Underlying Index is not available or if a Market Disruption Event occurs on the Valuation Date, the Calculation Agent may postpone such Valuation Date for up to two consecutive Index Business Days, but not past the scheduled Index Business Day immediately prior to the Maturity Date.

The “Pricing Date” means the date on which the Securities are priced for initial sale to the public (expected to be on or about October 27, 2011).

The “Issue Date” means November    , 2011.

The “Valuation Date” means October     , 2014 (expected to be October 27, 2014), subject to postponement in accordance with the definition of “Closing Value” above if the Closing Value of the Underlying Index is not available on such day or if there is a Market Disruption Event on such day.

An “Index Business Day” means a day, as determined by the Calculation Agent, on which the Underlying Index or any Successor Index (as defined below) is calculated and published and on which securities comprising more than 80% of the value of the Underlying Index on such day are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the Closing Value of the Underlying Index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on Citigroup Funding Inc., Citigroup Inc. and the beneficial owners of the Securities, absent manifest error.

A “Market Disruption Event” means, as determined by the Calculation Agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (i) stocks which then comprise 20% or more of the value of the Underlying Index or any Successor Index, (ii) any options or futures contracts, or any options on such futures contracts, relating to the Underlying Index or any Successor Index or (iii) any options or futures contracts relating to stocks which then comprise 20% or more of the value of the Underlying Index or any Successor Index on any exchange or market if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material.  For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Underlying Index will be based on a comparison of the portion of the value of the Underlying Index attributable to that security relative to the overall value of the Underlying Index, in each case immediately before that suspension or limitation.

The “Calculation Agent” means Citigroup Global Markets, an affiliate of Citigroup Funding Inc., or any successor appointed by Citigroup Funding Inc.

The “Underlying Index Publisher” is Standard & Poor’s Financial Services LLC.

Discontinuance of the Underlying Index

If the Underlying Index Publisher discontinues publication of the Underlying Index and it or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the Underlying Index, then the value of the Underlying Index will be determined by reference to the value of that index, which we refer to as a “Successor Index.”

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the Successor Index to the registered holders of the Securities.

Growth Securities Securities Linked to the S&P 500® Index due November , 2014

Description of the Securities (Continued)

If the Underlying Index Publisher discontinues publication of the Underlying Index and a Successor Index is not selected by the Calculation Agent or is no longer published on any date of determination of the value of the Underlying Index, the value to be substituted for the Underlying Index for that date will be a value computed by the Calculation Agent for that date in accordance with the procedures last used to calculate the relevant index prior to any such discontinuance.

If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the relevant index as described above, the Successor Index or value will be substituted for the relevant index for all purposes, including for purposes of determining whether an Index Business Day or Market Disruption Event occurs.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Index may adversely affect the market value of the Securities.  All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the Securities, absent manifest error.

Alteration of Method of Calculation

If at any time the method of calculating the Underlying Index or a Successor Index is changed in any material respect, or if the Underlying Index or a Successor Index is in any other way modified so that the value of the Underlying Index or the Successor Index does not, in the opinion of the Calculation Agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Underlying Index or the Successor Index as if the changes or modifications had not been made.  For example, if the method of calculating the Underlying Index or the Successor Index is modified so that the value of the Underlying Index or the Successor Index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that index in order to arrive at a value of that index as if it had not been modified.

Redemption at the Option of the Holder; Defeasance

The Securities are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any Security shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities will be determined by the Calculation Agent and will equal, for each Security, the Payment at Maturity, calculated as though the Valuation Date were the date of such acceleration.  See “—Payment at Maturity” above.  If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the claim of the beneficial owner of a Security will be capped at the Payment at Maturity, calculated as though the Valuation Date were the date of the commencement of the proceeding.

In case of default in the Payment at Maturity of the Securities, the Securities shall bear interest, payable upon demand of the beneficial owners of the Securities in accordance with the terms of the Securities, from and after the Maturity Date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of       % per annum on the unpaid amount due.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Securities and will also hold the global security representing the Securities as custodian for DTC.  The Bank of New York Mellon, as successor trustee under an indenture dated as of June 1, 2005, will serve as trustee for the Securities.

The CUSIP number for the Securities is 1730T0PL7.

Calculation Agent

The Calculation Agent for the Securities will be Citigroup Global Markets, an affiliate of Citigroup Funding. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Securities. Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Growth Securities Securities Linked to the S&P 500® Index due November , 2014

Supplemental Plan of Distribution

Pursuant to the terms of the Amended and Restated Global Selling Agency Agreement, dated August 26, 2011, Wells Fargo Securities, LLC, acting as principal, will purchase the securities from Citigroup Funding Inc. Wells Fargo Securities, LLC proposes to offer the securities directly to investors at the offering price set forth on the cover page of this pricing supplement and to other securities dealers. Such securities dealers may include Wells Fargo Advisors, LLC (“WFA”) and Wells Fargo Advisors Financial Network, LLC (“WFAFN”) and will receive a fixed selling commission not to exceed 2.25% ($22.50) for each security they sell.

If the securities were priced today, the underwriting discount and commission and the structuring and development costs would total approximately $40.00 per $1,000 principal amount of securities. In addition to any sales concession paid to WFA and WFAFN, WFA and WFAFN will also receive up to $0.875 of the structuring and development costs discussed on the cover page hereof for each $1,000 security they sell.  The actual underwriting discount and commission and structuring and development costs will be set forth in the final pricing supplement when the final terms of the securities are determined. In no event will the underwriting discount and commission and the structuring and development costs exceed $50.00 per $1,000 principal amount of securities.

The public offering price of the securities includes the underwriting discount and commission and the structuring and development costs described above and the estimated cost of hedging our obligations under the securities. We may hedge our obligations under the securities through affiliated or unaffiliated counterparties, including affiliates of Wells Fargo Securities, LLC. Our cost of hedging will include the projected profit that such counterparties, which may include our affiliates and affiliates of Wells Fargo Securities, LLC, expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risks and may be influenced by market forces beyond the control of any counterparty, which may include our affiliates and affiliates of Wells Fargo Securities, LLC, such hedging may result in a profit that is more or less than expected, or could result in a loss. See “Risk Factors—The Inclusion of the Underwriting Discount and Commission and the Structuring and Development Costs in the Public Offering Price of the Securities and Certain Hedging Costs Are Likely to Adversely Affect the Price at Which You Can Sell Your Securities” and “Terms of the Securities—Use of Proceeds and Hedging” in this pricing supplement.

This offering document and the accompanying prospectus supplement and prospectus may be used by Wells Fargo Securities, LLC or an affiliate of Wells Fargo Securities, LLC in connection with offers and sales related to market-making or other transactions in the securities. Wells Fargo Securities, LLC or an affiliate of Wells Fargo Securities, LLC may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

No action has been or will be taken by Citigroup Funding Inc., Citigroup Inc., Wells Fargo Securities, LLC or any broker-dealer affiliates of any of them that would permit a public offering of the securities or possession or distribution of this offering document or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this offering document and the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances that will result in compliance with any applicable laws and regulations and will not impose any obligations on Citigroup Funding Inc., Citigroup Inc., Wells Fargo Securities, LLC or any broker-dealer affiliates of any of them.

For the following jurisdictions, please note specifically:

Argentina

Citigroup Funding Inc.’s Series D Medium-Term Notes program and the related offer of the securities and the sale of the securities under the terms and conditions provided herein does not constitute a public offering in Argentina. Consequently, no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor has any listing authorization of the securities been requested on any stock market in Argentina.

Brazil

The securities may not be offered or sold to the public in Brazil. Accordingly, this offering document and the accompanying prospectus supplement and prospectus have not been submitted to the Comissão de Valores Mobiliáros for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Chile

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities, or distribution of this offering document or the accompanying

Growth Securities Securities Linked to the S&P 500® Index due November , 2014

Supplemental Plan of Distribution (Continued)

prospectus supplement and prospectus, may be made in or from Chile except in circumstances that will result in compliance with any applicable Chilean laws and regulations.

Mexico

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Paraguay

This is a private and personal offering. The securities offered have not been approved by or registered with the National Securities Commission (Comisión Nacional de Valores) and are not part of a public offering as defined by the Paraguayan Securities Law. The information contained herein is for informational and marketing purposes only and should not be taken as an investment advice.

Taiwan

These securities may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.

Growth Securities Securities Linked to the S&P 500® Index due November , 2014

The S&P 500® Index

General

Unless otherwise stated, we have derived all information regarding the S&P 500® Index provided in this pricing supplement, including, without limitation, its composition, method of calculation and changes in components, from publicly available sources. Such information reflects the policies of, and is subject to change by, S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of, the S&P 500® Index at any time. None of Citigroup Inc., Citigroup Funding, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the S&P 500® Index.

The S&P 500® Index is published by S&P and is intended to provide a performance benchmark for the U.S. equity markets. S&P chooses companies for inclusion with an aim of achieving a distribution by broad industry groupings. The calculation of the value is based on the relative aggregate market value of the common stocks of 500 companies at a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The weighting and composition of the index components are updated periodically so that the S&P 500® Index reflects the performance of the U.S. equity markets.

As of October 12, 2011, the aggregate market value of the 500 companies included in the S&P 500® Index represented approximately 75% of the U.S. equities market. S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock composition of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

As of October 12, 2011, the 500 companies included in the S&P 500® Index were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors included (with the percentage of companies currently included in such sectors indicated in parentheses): Consumer Discretionary (10.81%), Consumer Staples (11.36%), Energy (11.88%), Financials (13.74%), Health Care (11.68%), Industrials (10.49%), Information Technology (19.71%), Materials (3.52%), Telecommunication Services (3.10%) and Utilities (3.72%). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

THE S&P 500® INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN ON THE SECURITIES WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the S&P 500® Index

On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, S&P completed the full float adjustment of the S&P 500® Index. S&P’s criteria for selecting stocks for the S&P 500® Index were not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors and not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

■	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

■	holdings by governmental entities, including all levels of government in the United States or foreign countries; and

■
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of

Growth Securities Securities Linked to the S&P 500® Index due November , 2014

The S&P 500® Index (Continued)

that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index will then be calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total market value of all S&P 500® component stocks relative to the S&P 500® Index’s base period of 1941-43 (the “base period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total market value of the S&P 500® component stocks during the base period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the S&P 500® component stocks by a number called the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“index maintenance’).

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All index divisor adjustments are made after the close of trading. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require index divisor adjustments.

License Agreement

The Underlying Index Publisher and Citigroup Global Markets, an affiliate of Citigroup Funding, have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding and its affiliates, in exchange for a fee, of the right to use indices owned and published by the Underlying Index Publisher in connection with certain financial products, including the Securities.

The license agreement between the Underlying Index Publisher and Citigroup Global Markets provides that the following language must be stated in this pricing supplement.

“The Securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly. S&P’s only relationship to Citigroup Funding and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to Citigroup Funding, its affiliates or the Securities. S&P has no obligation to take the needs of Citigroup Funding, its affiliates or the holders of the Securities into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities

Growth Securities Securities Linked to the S&P 500® Index due November , 2014

The S&P 500® Index (Continued)

are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND CITIGROUP FUNDING.”

Growth Securities Securities Linked to the S&P 500® Index due November , 2014

The S&P 500® Index (Continued)

Historical Data

The following table sets forth, for each of the periods indicated, the high, low and end-of-period Closing Values of the S&P 500® Index obtained from Bloomberg Financial Markets, without independent verification. On October 12, 2011, the Closing Value of the S&P 500® Index was 1,207.25.  The historical Closing Values set forth below should not be taken as an indication of the Closing Value of the S&P 500® Index in the future.

	High	Low	Last
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
October 1, 2011 to October 12, 2011	1,207.25	1,099.23	1,207.25

The following graph illustrates the historical performance of the S&P 500® Index based on the Closing Value thereof on each Index Business Day from January 3, 2006 through October 12, 2011.

Growth Securities Securities Linked to the S&P 500® Index due November , 2014

Certain United States Federal Tax Considerations

Prospective investors should note that the discussion under the section called “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of the ownership and disposition of the securities.  This discussion applies only to an investor who holds the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

■	certain financial institutions;

■	dealers or traders subject to a mark-to-market method of tax accounting with respect to the securities;

■	investors holding the securities as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;

■	U.S. Holders (defined below) whose functional currency is not the U.S. dollar;

■	entities classified as partnerships for U.S. federal income tax purposes;

■	regulated investment companies;

■	real estate investment trusts;

■	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”; or

■	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding securities and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of securities.

We will not attempt to ascertain whether any of the issuers of the stocks composing the Underlying Index (such shares hereafter referred to as “Underlying Shares”) should be treated as “U.S. real property holding corporations” (“USRPHCs”) within the meaning of Section 897 of the Code.  If any of the issuers of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined below) upon the sale, exchange or settlement of the securities.  Non-U.S. persons considering an investment in the securities should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of Underlying Shares and consult their tax advisers regarding the possible consequences to them if any such issuer of Underlying Shares is or becomes a USRPHC.

As the law applicable to the U.S. federal taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Securities

Each holder, by purchasing the securities, agrees to treat them as prepaid forward contracts for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar instruments, significant aspects of the treatment of an investment in the securities are uncertain.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below.  Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the securities as prepaid forward contracts.

Growth Securities Securities Linked to the S&P 500® Index due November , 2014

Certain United States Federal Tax Considerations (Continued)

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders.  As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

■	a citizen or resident of the United States;

■
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

■	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange as described below.

Sale, Exchange or Settlement of the Securities.  Upon a sale or exchange of the securities, or upon settlement of the securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the securities that are sold, exchanged or settled.  A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.  Any gain or loss should be capital gain or loss and should be long-term capital gain or loss if at the time of the sale, exchange or settlement the U.S. Holder has held the securities for more than one year.  The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the securities.  It is possible, for example, that the securities could be treated as debt instruments issued by us.  Under this treatment, the securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments.  In that event, regardless of the U.S. Holder’s accounting method, in each year that the U.S. Holder held the securities the U.S. Holder would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, even though we will not be required to make any payment with respect to the securities prior to maturity.  In addition, any gain on the sale, exchange or settlement of the securities would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the securities could also affect the timing and character of income or loss with respect to the securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

■	an individual who is classified as a nonresident alien;

■	a foreign corporation; or

Growth Securities Securities Linked to the S&P 500® Index due November , 2014

Certain United States Federal Tax Considerations (Continued)

■	a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States.  Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities.

Sale, Exchange or Settlement of the Securities.  A Non-U.S. Holder of the securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income or gain from the securities is effectively connected with the Non-U.S. Holder’s conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the securities, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

Tax Consequences Under Possible Alternative Treatments.  If all or any portion of a security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the security generally would not be subject to U.S. federal income or withholding tax, provided that: (i) income or gain in respect of the security is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States, and (ii) the Non-U.S. Holder (or a financial institution holding the securities on behalf of the Non-U.S. Holder) furnishes to the applicable withholding agent an IRS Form W-8BEN on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Other alternative U.S. federal income tax treatments of the securities are also possible.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the securities, possibly with retroactive effect.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should security that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or settlement of the securities may be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions.  A Non-U.S. Holder (or financial institution holding the securities on behalf of the Non-U.S. Holder) that provides the applicable withholding agent with an IRS Form W-8BEN or W-8ECI, as appropriate, will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

We are responsible for the information contained and incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

Citigroup Funding Inc.

Medium-Term Notes, Series D

Growth Securities

Securities Linked to the S&P 500® Index
due November   , 2014

($1,000 Principal Amount per Security)
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement

October    , 2011
(Including Prospectus Supplement dated
May 12, 2011 and Prospectus dated
 May 12, 2011)

____________________ TABLE OF CONTENTS
Page
Pricing Supplement
Investment Description	2
Investor Considerations	2
Terms of the Securities	3
Risk Factors	6
Hypothetical Payout Profile	9
Hypothetical Payments at Maturity	10
Hypothetical Returns	11
Description of the Securities	12
Supplemental Plan of Distribution	16
The S&P 500® Index	18
Certain United Stated Federal Tax Considerations	22

Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42
ERISA Matters	S-42

Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28